OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2011 RESULTS

COMPANY ANNOUNCES Organizational Expansion

Houston, Texas - December 9, 2011 - OYO Geospace (NASDAQ: OYOG) today announced net income of $29.7 million, or $4.73 per diluted share, on revenues of $173.0 million for its fiscal year ended September 30, 2011. This compares with a net income of $14.1 million, or $2.27 per diluted share, on revenues of $128.5 million for the prior fiscal year.

For the fourth quarter ended September 30, 2011, the company recorded revenues of $32.8 million and net income of $3.6 million, or $0.56 per diluted share. For the comparable period last year the company recorded revenues of $36.1 million and a net income of $5.1 million, or $0.82 per diluted share.

"We are proud of our financial results for fiscal year 2011, setting records for revenues and profits significantly higher than any previous fiscal year. Our revenues grew by 35% over fiscal year 2010 levels and our net income increased by 111%. While almost all of our key products contributed to this growth, sales and rentals of our GSR wireless data acquisition systems generated record revenues in fiscal year 2011. Our customers are currently utilizing these wireless systems in North and South America, Europe, the Middle East, Africa, India, Australia and Japan. We expanded our rental operations in fiscal year 2011 by establishing a significant fleet of GSR wireless channels. We were able to get these rental systems in the hands of new customers while also broadening the size of wireless crews for our existing customer base. Since its introduction in fiscal year 2008 and through September 30, 2011, we have sold approximately 85,000 GSR wireless channels and at September 30, 2011 we had approximately 20,000 GSR wireless channels in our rental fleet available for rent to our customers. Furthermore, we again saw growth in demand for our borehole products and for most of our traditional seismic products in fiscal year 2011. By any measure, fiscal year 2011 was outstanding," said Gary D. Owens, the company's Chairman, President and CEO.

"After three consecutive record quarters of profitability in fiscal year 2011, we saw a brief respite in the scheduled shipments of our seismic products during the fourth quarter. However, we did deliver over 6,000 GSR wireless channels to four different customers, including two new customers. As we have observed over the years, we have experienced substantial variations in our results from quarter to quarter. Although the sales and profits in the quarter were lower than expected, our backlog remains healthy for our seismic products and we expect higher levels of shipments in the first quarter of fiscal year 2012."

"In the first quarter of fiscal year 2012 ending on December 31, 2011, we expect to ship at least 12,000 GSR wireless channels including the recently announced GSR system to Breckenridge Exploration. This $7.4 million order from Breckenridge, which includes 5,000 GSR channels and other seismic equipment, represents another new customer for our GSR wireless product line. As we enter fiscal year 2012, we are seeing opportunities to add up to 40,000 additional wireless channels to our rental fleet, including over 10,000 3-channel wireless stations, for our customers working in the Marcellus shale, Canadian and other international seismic markets. Furthermore, we expect strong shipments of our borehole products during the first quarter of fiscal year 2012. These orders and good levels of backlog for our traditional products should get us off to a strong start for the new fiscal year."

"We finished fiscal year 2011 with $36.3 million of cash/short-term investments and no long-term debt in spite of significant investments into our inventories and expansion of our rental equipment fleet. The increase in business activity in fiscal year 2011 and our strong order backlog going into fiscal year 2012 led to the hiring of more than 100 new employees during fiscal year 2011, and we expect to add more new employees in the coming months. We believe that the company is well-positioned for any new opportunities ahead."

Organizational Expansion

"The company's increasing growth has required us to expand our management ranks. It is with great pleasure that I announce the appointment by the company's Board of Directors of two new senior officers effective January 1, 2012."

"Mr. Walter R. (Rick) Wheeler will become the company's Executive Vice-President and Chief Operating Officer. Mr. Wheeler is one of our leading design engineers and has 27 years of experience in seismic data acquisition system design. Mr. Wheeler joined the company in 1997 and previously worked for 13 years as a design engineer at Input/Output, Inc. (now known as ION Geophysical Corp.). In Mr. Wheeler's new role, he will be responsible for sales, manufacturing, information technology and safety departments. Mr. Wheeler will continue to interface with our engineering department."

"Mr. Robbin B. Adams will become Executive Vice-President and Chief Project Engineer. Similar to Mr. Wheeler, Mr. Adams is one of our leading design engineers and has 30 years of experience in seismic data acquisition system design. Mr. Adams joined the company in 1997 and previously worked 16 years as a design engineer at Input/Output, Inc. (now known as ION Geophysical Corp.). Mr. Adams will assist our Chief Technical Officer in the management of the various design projects within our engineering department."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	September 30, 2011 (unaudited)	September 30, 2010 (unaudited)	September 30, 2011 (unaudited)	September 30, 2010
Net sales	$ 32,805	$ 36,144	$ 172,970	$ 128,533
Cost of sales	20,025	21,138	98,857	81,177
Gross profit	12,780	15,006	74,113	47,356
Operating expenses:
Selling, general and administrative	4,187	4,621	18,051	16,618
Research and development	2,544	3,086	11,529	9,925
Bad debt expense (recovery)	(17)	(143)	128	(479)
Total operating expenses	6,714	7,564	29,708	26,064
Loss on sale of assets	(17)	--	--	(184)
Income from operations	6,049	7,442	44,405	21,108
Other income (expense):
Interest expense	--	(52)	(43)	(238)
Interest income	101	76	267	254
Foreign exchange gains (losses)	44	(31)	80	(52)
Other, net	(51)	1	(90)	(170)
Total other income (expense), net	94	(6)	214	(206)
Income before income taxes	6,143	7,436	44,619	20,902
Income tax expense	2,554	2,340	14,908	6,820
Net income	$ 3,589	$ 5,096	$ 29,711	$ 14,082
Basic earnings per share	$ 0.57	$ 0.84	$ 4.78	$ 2.33
Diluted earnings per share	$ 0.56	$ 0.82	$ 4.73	$ 2.27
Weighted average shares outstanding - Basic	6,339,590	6,051,267	6,220,657	6,031,314
Weighted average shares outstanding - Diluted	6,405,481	6,225,134	6,286,324	6,193,018